Exhibit 5.1

O’Melveny & Myers LLP	T: +1-415-984-8700	File Number: 0812956-00006
Two Embarcadero Center	F: +1-415-984-8701
28th Floor	omm.com
San Francisco, CA 94111

June 30, 2021

Sonim Technologies, Inc.

6836 Bee Cave Road

Building 1, Suite 279

Austin, TX 78746

Re:	At-the-Market Offering of up to $10,000,000 of Common Stock of Sonim Technologies, Inc.

Ladies and Gentlemen:

We have acted as special counsel to Sonim Technologies, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale from time to time by the Company of the Company’s common stock, par value $0.001 per share, having an aggregate offering price of up to $10,000,000 (the “Shares”), under the prospectus supplement, dated June 30, 2021, to the prospectus, dated April 12, 2021 (the “Prospectus Supplement”). The Shares are being offered and sold pursuant to a Registration Statement on Form S-3 (File No. 333-254440) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 18, 2021 and declared effective by the Commission on April 12, 2021.

In rendering the opinion below, we examined originals or copies of those corporate and other records and documents we considered appropriate. We assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Based on this examination, we are of the opinion that the issuance of the Shares have been duly authorized by all necessary corporate action on the part of the Company and, upon payment for and delivery of the Shares in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and non-assessable.

The law governed by this opinion letter is limited to the present General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances of any other jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Shares.

Century City • Los Angeles • Newport Beach • New York • San Francisco • Silicon Valley • Washington, DC

Beijing • Brussels • Hong Kong • London • Seoul • Shanghai • Singapore • Tokyo

We hereby consent to the use of this opinion as an exhibit to a Current Report on Form 8-K and the incorporation by reference of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus Supplement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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